Exhibit 10.19

SERIES A REDEEMABLE PARTICIPATING PREFERRED STOCK AND

CLASS C COMMON STOCK PURCHASE AGREEMENT

by and among

KENEXA CORPORATION.,

PARTHENON INVESTORS, L.P.

and

PCIP INVESTORS

Dated as of February 8, 2001

SERIES A REDEEMABLE PARTICIPATING PREFERRED STOCK AND

CLASS C COMMON STOCK PURCHASE AGREEMENT

This Series A Redeemable Participating Preferred Stock and Class C Common Stock Purchase Agreement (the “Agreement”) dated as of February 8, 2001 by and among Kenexa Corporation., a Pennsylvania corporation (“Kenexa” and together with its Subsidiaries, the “Company”), Parthenon Investors, L.P., a Delaware limited partnership (“Parthenon”), and PCIP Investors, a Delaware general partnership (“PCIP;” Parthenon and PCIP are each individually hereinafter referred to as an “Investor” and together referred to as the “Investors”), provides for the issuance and sale of certain shares of Series A Redeemable Participating Preferred Stock and Class C Common Stock of the Company. To the extent the Investors assign certain of their rights under this Agreement to any co-investment funds or Affiliates, such entities, together with the Investors, will also be referred to as the “Investors.”

Recitals

WHEREAS, the Company wishes to issue and sell to Parthenon and Parthenon wishes to purchase from the Company, upon the terms and conditions of this Agreement, 10,482.95 shares of Series A Redeemable Participating Preferred Stock, with a stated value $1,000 per share (the “Series A Preferred”) and 489,204.39 shares of Class C Common Stock, $.01 par value (“Class C Common”), of the Company; and

WHEREAS, the Company wishes to issue and sell to PCIP and PCIP wishes to purchase from the Company, upon the terms and conditions of this Agreement, 369.6 shares of Series A Preferred and 17,247.94 shares of Class C Common of the Company. The aggregate shares of Series A Preferred and Class C Common to be purchased by the Investors pursuant to this Agreement are referred to herein collectively as the “Purchased Securities”; and

WHEREAS, Parthenon is the holder of a Note payable by the Company in the principal amount of $9,659,436, which bears interest at the rate of 13% (the “Parthenon Note”). PCIP is a holder of a Note payable by the Company in the principal amount of $340,564, which bears interest at the rate of 13% (the “PCIP Note” and together with the Parthenon Note, the “Notes”). Interest accrued on the Notes through February 7, 2001 amounts to $857,614.62. Any interest accrued from February 7, 2001 through the Closing Date will be paid in cash. The Investors intend that the outstanding principal and interest under the Notes in the aggregate amount of $10,857,614.62 shall be credited against and constitute payment in full of the purchase price of the Purchased Securities and thereupon the Investors shall cancel the Notes such that the Company thereafter shall have no further liability to the Investors under the Notes; and

WHEREAS, the terms of the Series A Preferred and the terms of the Class C Common are set forth in the Second Amended and Restated Articles of Incorporation of the Company, a copy of which is set forth as Exhibit A hereto, which has been approved by the Board of Directors and the stockholders of the Company and has been filed by the Company with the Pennsylvania Secretary of State’s office immediately prior to the Closing hereunder; and

WHEREAS, the Board of Directors of the Company has approved and deems it advisable and in the best interest of the Company to complete the transactions hereinabove described upon the terms and subject to the conditions set forth herein; and

WHEREAS, contemporaneously with the execution of this Agreement, the parties hereto are executing and delivering (1) the Amended and Restated Registration Rights Agreement dated as of the date hereof among the Company, Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P., TSG Co-Investors, LLC, The Shattan Group, LLC, Thomas S. Shattan, Gregory E. Mendel, G. Kevin Fechtmeyer and Wafra Acquisition Fund 14, L.P. (“Wafra”), in the form attached hereto as Exhibit B (the “Amended Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”); and (2) the Amended and Restated Stockholders Agreement dated as of the date hereof among the Company, Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P., TSG Co-Investors, LLC, The Shattan Group, LLC, Thomas S. Shattan, Gregory E. Mendel, G. Kevin Fechtmeyer and Wafra, in the form attached hereto as Exhibit C (the “Amended Stockholders Agreement”); and

WHEREAS, contemporaneously with the execution of this Agreement the following documents are being entered into by the Company and the other parties thereto: the Series A Redeemable Participating Preferred Stock and Class C Common Stock Purchase Agreement by and among the Company, and Wafra, the Put Termination Agreement between the Company and each of Parthenon, PCIP, JMH Partners Corp., Shad Run Investments, L.P and TSG Co-Investors, LLC, the Call Termination Agreement between the Company and each of Parthenon Investors, PCIP, JMH Partners Corp., Shad Run Investments, L.P and TSG Co-Investors, LLC, Amendment No. 1 to the Class B Common Stock and Warrant Purchase Agreement by and among the Company, Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P and TSG Co-Investors, LLC, Amendment to Class A-1 and Class A-2 Common Stock Purchase Warrants, Amendment to Class B Common Stock Purchase Warrants, Amendment to Class C-1 and Class C-2 Common Stock Purchase Warrants, Amendment to Class D Common Stock Purchase Warrants and Amendment to Class E Common Stock Purchase Warrants; and the Company will file with the Secretary of State of the State of Delaware the Company’s Second Amended and Restated Articles of Incorporation.

Agreement

Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

Certain capitalized terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 10 hereof.

2.	THE ISSUANCE AND SALE.

2.1. The Issuance and Sale. On the Closing Date (as defined in Section 3.1 below), subject to the terms and conditions set forth in this Agreement, Parthenon will purchase and the Company will issue and sell 10,482.95 shares of the Company’s Series A Preferred at a price per share of $1,000.00 and 489,204.39 shares of the Company’s Class C Common at a price per share of $.01; and PCIP will purchase and the Company will issue and sell 369.60 shares of the Company’s Series A Preferred at a price per share of $1,000.00 and 17,247.94 shares of the Company’s Class C Common at a price per share of $.01. The aggregate purchase price (the “Purchase Price”) of the Purchased Securities equals $10,857,614.62. The Investors intend that the outstanding principal and interest under the Notes in the aggregate amount of $10,857,614.62 shall be credited against and constitute payment in full of the Purchase Price of the Purchased Securities and thereupon the Investors shall cancel the Notes such that the Company thereafter shall have no further liability to the Investors under the Notes. Any interest accrued on the Notes from February 7 through the Closing Date will be paid in cash on the Closing Date.

3.	THE CLOSING.

3.1. Time and Place of Closing. The closing of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement and the other Transaction Agreements (the “Closing”) shall take place at the offices of Pepper Hamilton, LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, or such other location as the parties may agree, at 10:00 a.m. (Philadelphia time) on February 8, 2001 or if the conditions to Closing set forth in Sections 8 and 9 hereof shall not have been satisfied at such date, at such later time or date prior to termination of this Agreement as the Investor may specify by not fewer than three (3) business days prior written notice to the Company (such date being referred to herein as the “Closing Date”).

3.2. Closing Date Transfers. At the Closing:

3.2.1 Each Investor will stamp its respective Note “cancelled” and return it to the Company; and

3.2.2 the Company will issue to each Investor certificates in substantially the Form of Exhibits F-1 and F-2 hereto, representing its Purchased Securities.

4.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

In order to induce the Investors to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Investors as follows:

4.1. Organization, Power, Standing and Authorization.

4.1.1 The Company and each of its Subsidiaries is a corporation duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to execute, deliver and perform each of the Transaction Agreements to which it is a party, to carry on the Business as currently conducted and to consummate the transactions contemplated hereby. The Company has heretofore delivered to the Investors a true and complete copy of (a) the Charter and By-laws of the Company and each of its Subsidiaries, (b) the minute books of the Company and each of its Subsidiaries and (c) the stock or other ownership interest ledger of the Company and each of its Subsidiaries, each of which is accurate and complete through the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing as such, in each jurisdiction listed on Schedule 4.1, and the jurisdictions so listed are the only jurisdictions where the failure to be so qualified or licensed and in good standing would have a Material Adverse Effect.

4.1.2 The execution and delivery of this Agreement and the other Transaction Documents by the Company, the issuance of the Purchased Securities to the Investor by the Company, and the performance of the obligations of the Company contemplated hereby and by the other Transaction Documents have been duly and validly authorized by all necessary corporate and stockholder action, as the case may be.

4.2. Capitalization and Investments.

4.2.1 The total capital stock authorized and the capitalization of the Company is as set forth on Schedule 4.2.1. Schedule 4.2.1 also sets forth the total capital stock authorized and the capitalization of the Company after giving effect to all of the Company’s issuances of shares of Series A Preferred and Class C Common on the date hereof and the exchange by certain shareholders of the Company of certain of their shares of Class B Common Stock, par value $.01 per share, for shares of Series B Redeemable Participating Preferred Stock, stated value $1,000 per share, of the Company pursuant to the Exchange Agreement by and among the Company, Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P and TSG Co-Investors, LLC dated as of the date hereof. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable.

4.2.2 Except as set forth on Schedule 4.2.2, there is no Contractual Obligation or Charter or By-law provision which obligates the Company to issue, purchase or redeem, or make any payment in respect of, any shares of capital stock or other securities convertible into or exchangeable for shares of capital stock or which provides for any stock appreciation or similar right or grants any right to share in the equity, income, revenues or cash flow of the Company.

4.2.3 Except as set forth on Schedule 4.2.3, there are no voting trusts, stockholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which any Existing Stockholder or the Company is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares of capital stock of the Company.

4.2.4 Except as disclosed on Schedule 4.2.4, all of the outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company free and clear of any Liens. Except as disclosed on Schedule 4.2.4, there are no (i) outstanding options obligating any of the Subsidiaries to issue or sell shares of capital stock of such Subsidiary or to grant, extend or enter into any such option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company with respect to the voting of, or the right to participate in dividends or other earnings on, any capital stock of the Subsidiaries.

4.2.5 The Company does not have an Investment in any Person other than Investments in (a) demand deposit or money market accounts, (b) cash equivalents (i.e., marketable obligations issued or guaranteed by the government of the United States that mature within 180 days of the acquisition thereof or money market funds that invest in securities similar to such United States government securities) and (c) Investments listed on Schedule 4.2.5.

4.3. Financial Statements, etc.

4.3.1 Financial Information. The Company has heretofore delivered to the Investors true and complete copies of each of the following:

(a) The audited combined balance sheets of the Company as of December 31, 1998 and 1999, and the combined statements of operations, of stockholders’ equity (deficiency), and of cash flow for the respective fiscal years ended December 31, 1998 and 1999, together with the notes thereto and reports thereon by Deloitte & Touche for the financial statements as of and for the year ended December 31, 1998 and the notes thereto and reports thereon by Price Waterhouse Coopers for the financial statements as of and for the year ended December 31, 1999 (the “Year End Financials”).

(b) Monthly unaudited financial statements of the Company, consisting of a balance sheet and related statements of earnings and changes in retained earnings and cash flow, for each calendar month since December 31, 1999 through November 30, 2000 (the “Interim Financials” and together with the Year End Financials, the “Financial Statements”).

4.3.2 Character of Financial Information. Except as set forth on Schedule 4.3.2, the Financial Statements (including the notes thereto) were prepared in accordance with GAAP consistently applied throughout the periods specified therein. The Financial Statements are correct and complete and present fairly, in all material respects, the financial position and results of operations of the Company for the periods specified therein, and are consistent with books and records of the Company subject in the case of the Interim Financials to an absence of notes and normal year-end adjustments which will not in the aggregate be material.

4.4. Title to Assets. The Company has good and marketable title to or, in the case of property held under lease or other Contractual Obligation, a valid and Enforceable right to use, all of its Assets, including without limitation all properties, rights and assets reflected in the December 31, 1999 balance sheet (except for Assets which have been sold or otherwise disposed of since the Balance Sheet Date as permitted under Section 4.12 hereof). The Assets are not subject to any Lien other than Liens described on Schedule 4.4. The tangible Assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted. The Assets constitute all properties, rights and assets held for, used in or necessary for the conduct of the Business of the Company as currently conducted.

4.5. Compliance with Laws, etc. The operations of the Business as heretofore or currently conducted were not and are not in violation of, nor is the Company in default or violation under, any Legal Requirement, except for such violations or defaults as have not had and will not have in the aggregate a Material Adverse Effect. To the Knowledge of the Company, all future expenditures with respect to the operations of its Business as currently conducted that are required to meet the provisions of any Legal Requirement currently in effect (or, to the Knowledge of the Company, enacted but to take effect in future) will not in the aggregate have a Material Adverse Effect. The Company has been duly granted all licenses, permits, franchises and other authorizations under any Legal Requirement necessary for the conduct of the Business as currently conducted or currently proposed to be conducted, except licenses, permits, franchises and other authorizations the failure of which to have been obtained has not had and will not have in the aggregate a Material Adverse Effect. Notwithstanding the foregoing, no representation is made under this Section 4.5 with respect to compliance with any Legal Requirement where a representation with respect to compliance with laws or legal requirements is made in another subsection of this Section 4, including subsections 4.7(g), 4.15, 4.17 and 4.18.

4.6. Non-Contravention, etc. Neither the execution and delivery of this Agreement nor the consummation by the Company of any of the transactions contemplated hereby does or will constitute, result in or give rise to (a) a breach of or a default or violation under any provision of the Charter or By-laws of the Company or any of its Subsidiaries or (b), except as set forth on Schedule 4.6, (i) a breach or violation under any provision of any Contractual Obligation of the Company or any of its Subsidiaries, (ii) the acceleration of the time for performance of any obligation under any such Contractual Obligation, (iii) the imposition of any Lien upon or the forfeiture of any Asset of the Company or any of its Subsidiaries (including, without limitation, any Asset held under a lease or license), (iv) a requirement that any consent under, or waiver of, any such Contractual Obligations, Charter or By-law provision be obtained that has not already been obtained or (v) any severance payments, right of termination, modification of terms, or any other right or cause of action under any such Contractual Obligation or Charter or By-law provision, except in the case of clause (b)(i) above where such breaches, defaults, events or violation would not have a Material Adverse Effect.

4.7. Real Property.

4.7.1 Schedule 4.7.1 sets forth a list of the addresses of each location at which any equipment or inventory is located or where the Company has an office or other place of business.

4.7.2 The Company does not and has never owned any real property. Schedule 4.7.2 lists all contracts for the lease or sublease of real property by the Company currently in effect (the “Leases”). The Company has delivered to the Investors correct and complete copies of the Leases (as amended to date). With respect to each Lease:

(a) such Lease is Enforceable against the Company, and to the best of the Company’s Knowledge, Enforceable against the other party or parties to such Lease;

(b) such Lease will continue to be Enforceable against the Company on identical terms following the consummation of the transactions contemplated hereby;

(c) the Company is not, and, to the Company’s Knowledge, no other party to such Lease is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder or impair any right of the Company to exercise and obtain the benefit of any options contained in such Lease;

(d) there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

(e) with respect to each such Lease that is a sublease, the representations and warranties set forth in subsections (a) through (d) above are true and correct with respect to the underlying Lease;

(f) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in each such Lease; or

(g) all facilities leased or subleased under such Lease have received all approvals of governmental authorities (including licenses and permits) required to be obtained by the tenant in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

4.8. Litigation, etc. Except as set forth on Schedule 4.8, there is no litigation, at law or in equity, or any proceeding before or investigation by any Governmental Authority pending (or, to the Knowledge of the Company, threatened) against the Company, or any basis therefor, except for such potential litigation or proceedings which have not had and will not have in the aggregate a Material Adverse Effect. There is no litigation at law or in equity, or any proceeding before, or investigation by, any Governmental Authority, pending (or, to the Knowledge of the Company, threatened) against the Company, or any basis therefor, which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby. No judgment, decree or order of any Governmental Authority has been issued against the Company. With regard to the litigation with Gallup, Inc. d/b/a The Gallup Organization, set forth on Schedule 4.8, as of the Closing Date, to the Company’s Knowledge and based on what has been learned by the Company so far in the discovery related to that litigation, the Gallup litigation will not have a Material Adverse Effect and if, as a result of this litigation, the Company is no longer permitted to use the copyright that is the subject matter of this litigation, there would be no Material Adverse Effect to the particular line of business of the Company currently using such copyright.

4.9. Intellectual Property Rights. For purposes of this Agreement, “Intangibles” shall mean: all trade and product names; foreign letters patent, patents, patent applications, and unpatented proprietary developmental records; trademarks, service marks, logos and copyrights (including registrations and applications); trade secrets, know-how and other proprietary or confidential information; computer software; and other intangible property and rights that are directly or indirectly owned, licensed or otherwise used by the Company. Schedule 4.9 lists all material Intangibles owned or used by the Company. Except as set forth on Schedule 4.9, the Company owns or has the valid right to use all Intangibles used in or necessary for the conduct of its Business as presently conducted free and clear of all liens, licenses or encumbrances of any kind. Except as set forth on Schedule 4.9, the Company has never received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation, including any claim that the Company must license or refrain from using any Intangibles. The use by the Company of the Intangibles does not infringe or misappropriate and has not infringed or misappropriated any rights of any third party, and, to the Company’s Knowledge, no activity, except as set forth on Schedule 4.9 hereto, of any third party infringes upon or misappropriates the rights of the Company with respect to any of the Intangibles. The Company does not own any patents, and has no pending patent applications, relating to the Business. Except as set forth on Schedule 4.9 hereto, no other Person has any ownership of or right to use the Intangibles (except such right to use such Intangibles as would not have a Material Adverse Effect). The Company has no knowledge of a claim by any Person claiming any ownership of or right to use any Intangibles.

4.10. Contracts, etc.

4.10.1 Certain Contractual Obligations. Set forth on Schedule 4.10.1 hereto is a true and complete list of all of the following Contractual Obligations of the Company:

(a) All collective bargaining agreements and other labor agreements, all employment or consulting agreements, and all other plans, agreements, arrangements, practices or other Contractual Obligations (other than any Employee Plan) which constitute Compensation or benefits, including post retirement benefits, to any of the officers or employees or former officers or employees (or any spouse or family member of any such current or former officer or employee) of the Company.

(b) All Contractual Obligations under which the Company is or may become obligated to pay any legal, accounting, brokerage, finder’s or similar fees or expenses in connection with, or has incurred any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or consummation of the transactions contemplated hereby.

(c) All Contractual Obligations (including, without limitation, options) to sell or otherwise dispose of any Assets other than in the Ordinary Course of Business.

(d) All Contractual Obligations under which the Company has or will after the Closing Date have any liability or obligation to or for the benefit of any Existing Stockholder or any other Affiliate of the Company.

(e) All Contractual Obligations under which the Company has any liability or obligation for Debt or constituting or giving rise to a Guarantee of any liability or obligation of any Person, or under which any Person has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Company (including, without limitation, partnership and joint venture agreements).

(f) All Contractual Obligations, other than this Agreement, under which the Company is or may become obligated to pay any amount in respect of deferred or conditional purchase price, indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii).

(g) All Contractual Obligations for the sale of products or provision of services by the Company that (i) individually involve products or services having a value of at least $100,000, (ii) have a term extending more than one year after the Closing Date, (iii) to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party, or (iv) that renders the Company a subcontractor at any tier to any prime Contractual Obligation to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party.

(h) All purchase obligations (whether or not in the Ordinary Course of Business), which require minimum purchases by the Company.

(i) All advertising contracts.

(j) All standard forms of purchase orders and sales orders.

(k) All leases or other Contractual Obligations (including all amendments) under which any real property or other tangible asset is held or used by the Company.

(l) All leases or other Contractual Obligations under which the Company is liable as lessor with respect to any real property or other tangible asset.

(m) All licenses or other Contractual Obligations (including all amendments) under which any Intangible is held or used by the Company.

(n) All licenses or other Contractual Obligations under which the Company is liable as licensor with respect to any Intangibles.

(o) All Contractual Obligations under which the Company is or may be prohibited or restricted from competing (i) in any business, (ii) in any geographic area and/or (iii) for any current or potential customers anywhere in the world.

(p) All Contractual Obligations (other than purchase orders or sales orders or contracts for services entered into in the ordinary course of business) not required to be listed on Schedule 4.10.1 pursuant to clauses (a) through (n) above which individually involve liabilities of the Company in excess of $100,000.

The Company has heretofore delivered to the Investors a true and complete copy of each of the Contractual Obligations, or a narrative description of those Contractual Obligations that are not in writing, listed on Schedule 4.10.1 hereto, each as in effect on the date hereof and as it will be in effect on the Closing Date, including, without limitation, all amendments thereto.

4.10.2 Nature of Contracts, etc. Each Contractual Obligation to which the Company is a party is, and after giving effect to the Closing hereunder and the consummation of the transactions contemplated hereby will be, Enforceable by the Company except for such failures to be so Enforceable as have not had and will not have in the aggregate a Material Adverse Effect. No breach or default by the Company under any Contractual Obligation to which it is a party has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by any other Person under any of such contracts, other than such breaches, defaults and events as have not had and will not have in the aggregate a Material Adverse Effect. No breach or default by the Company under any Contractual Obligation or Legal Requirement to which it is a party or by which it or any of its property is bound or affected with respect to any Government Order. To the Knowledge of the Company, except as set forth on Schedule 4.10.2 hereto, no breach or default by any other Person under any of the foregoing has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by the Company under any of the foregoing, other than breaches, defaults and events which have not had and will not have in the aggregate a Material Adverse Effect.

4.11. Liabilities. The Company does not have any liabilities or other obligations, whether absolute, accrued, contingent, due, to become due, or otherwise, other than: (a) obligations and liabilities of the Company set forth on the Financial Statements (or described specifically in the notes thereto); (b) obligations and liabilities of the Company incurred since the Balance Sheet Date in the Ordinary Course of Business; (c) obligations and liabilities of the Company in respect of Contractual Obligations; and (d) obligations and liabilities of the Company that either individually or in the aggregate will not exceed $100,000.

4.12. Change in Condition. From and after the Balance Sheet Date to and including the date hereof, the Company has conducted its Business only in the Ordinary Course of Business and has maintained the value of its Business as a going concern and, except as set forth on Schedule 4.12, its relationships with customers, distributors, suppliers, vendors, employees, agents and others. Without limiting the generality of the foregoing, except as set forth on Schedule 4.12, which matters have not had and will not have in the aggregate a Material Adverse Effect, since the Balance Sheet Date the Company has not:

(a) Entered into any transaction otherwise than on an arms’ length basis or any transaction with any Existing Stockholder or any Affiliate thereof;

(b) Made any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;

(c) Incurred or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under the Loan and Security Agreement dated as of December 13, 2000, between Kenexa Financial, Inc. and Citicorp USA, or become liable in respect of any Guarantee;

(d) Created or suffered the imposition of any Lien (other than capital leases in excess of $100,000) upon any assets, whether tangible or intangible, of the Company;

(e) (i) Sold, leased to others or otherwise disposed of any of its Assets, (ii) entered into any Contractual Obligation relating to (A) the purchase by the Company of any capital stock of or interest in any Person (other than purchases by the Company from terminated employees), (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination, (iii) canceled or compromised any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of Business), (iv) waived or released any right of substantial value or (v) instituted, settled or agreed to settle any material Action;

(f) (i) Made any changes in the rate of Compensation of any director, officer, employee, or consultant to, or agent of the Company, except for changes in the Ordinary Course of Business to the compensation of Persons other than directors and officers of the Company, or (ii) paid or agreed to pay any extra Compensation to any such Person (including, without limitation, any such payments to be made in connection with and/or from the proceeds of the transactions contemplated hereby or by the other Transaction Documents);

(g) Suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its Assets;

(h) Made any change in its customary methods of accounting or accounting practices, pricing policies or payment or credit practices, or failed to pay any creditor any amount owed to such creditor when due, or granted any extensions of credit other than in the Ordinary Course of Business (it being understood that the consummation of the Reorganization required the Company to change from a cash method to an accrual method of accounting for income tax purposes);

(i) Made any Distributions;

(j) Entered into any Contractual Obligation to do any of the things referred to in clauses (a) through (i) above; and

(k) Suffered or incurred any Material Adverse Effect, nor any event or events which in the aggregate will have a Material Adverse Effect.

4.13. Insurance. Set forth on Schedule 4.13(a) is a list of all liability (including, without limitation, public liability, products liability and automobile liability), workers’ compensation, property, casualty, directors and officers, errors and omissions and other policies by which the Company has been insured since December 31, 1997 and, in the case of liability policies, since December 31, 1995 (the “Insurance Policies”), true and complete copies of which have been furnished to the Investors. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and deductible. Except for the matters set forth on the loss runs annexed to Schedule 4.13(b) and the matters set forth on Schedule 4.13(b), there have been no liability claims which have been made against the Company or, to the Knowledge of the Company, any occurrence which may give rise to any such claim against the Company. The Company maintains adequate insurance for its Business similar in scope and nature to the insurance maintained by similar companies in the same industry or industries as the Company.

4.14. Transactions with Affiliates. Except as set forth on Schedule 4.14(a) (the “Affiliate Relationships”), none of the Affiliates of Existing Stockholders (other than the

Company) or of the Company is an officer, director, employee, consultant, competitor, customer, distributor, supplier or vendor of the Company. During the preceding two-year period ending on the Closing Date, (a) the terms of the Affiliate Relationships have not been altered in any respect which has had or will have in the aggregate a Material Adverse Effect, and (b) except as set forth on Schedule 4.14(b), there have been no transactions between the Company, on the one hand, and any Existing Stockholder or any Affiliate thereof, on the other hand, other than the Affiliate Relationships and other relationships, Contractual Obligations and transactions the termination or non-continuation of which has not had and will not have in the aggregate a Material Adverse Effect. Except as set forth on Schedule 4.14(c), all transactions between the Company on the one hand, and the Existing Stockholders or any Affiliate thereof on the other hand, which occurred during the periods covered by the Financial Statements are reflected in the Financial Statements at amounts which do not overstate the net worth or net income of the Company as compared with fair market values and prices which would have been charged and paid between parties at arms’ length at the time of the entering into of the transactions in question.

4.15. Tax Matters. Except as set forth on Schedule 4.15:

4.15.1 all Tax Returns that are required to have been filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed in accordance with all applicable Legal Requirements and such Tax Returns are true, correct and complete, and no claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction,

4.15.2 all Taxes due and payable (whether or not shown on any Tax Return) in respect of the Company and each of its Subsidiaries have been paid in full,

4.15.3 the unpaid Taxes of the Company and its Subsidiaries (A) did not as of the most fiscal month’s end exceed the reserve for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent unaudited balance sheet (other than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns,

4.15.4 except as set forth on Schedule 4.15.4, no Tax Return referred to in Section 4.15.1 has been the subject of examination or audit by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority,

4.15.5 no deficiencies have been asserted that have not been fully paid or assessments made as a result of any examinations of the Tax Returns referred to in Section 4.15.1 by the IRS and/or a state, local or foreign taxing authority,

4.15.6 there is no action, suit, proceeding, audit, claim, deficiency or assessment pending or threatened with respect to any Taxes of the Company or any of its Subsidiaries, and there are no Liens on or other security interests in any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than for current Taxes not yet due and payable,

4.15.7 no waivers of statutes of limitations have been given or requested by or with respect to any Taxes of the Company or any of its Subsidiaries,

4.15.8 no powers of attorney with respect to Taxes of the Company or any of its Subsidiaries are currently in force,

4.15.9 except as set forth on Schedule 4.15.9, the Company and each of its Subsidiaries do not have any equity interest in another entity that is classified for tax purposes as a corporation or partnership,

4.15.10 the Company and each of its Subsidiaries have not made nor are obligated nor are a party to an agreement that could obligate it to make any compensation-related payments that would not be deductible by reason of Code sections 162, 280G or 404,

4.15.11 the Company and each of its Subsidiaries do not have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (and/or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, or is a party to or bound by any Contractual Obligation relating to any allocation or sharing of Taxes,

4.15.12 the Company has provided to the Investor true, complete, and correct copies of the 1999 federal income tax return and 1999 Pennsylvania income tax return filed by it,

4.15.13 the Company and each of its Subsidiaries have withheld and paid to the IRS or the appropriate state, local or foreign taxing authority all amounts required to be withheld from the wages of the employees, independent contractors, creditors, stockholders or other third parties of the Company and each of its Subsidiaries under state law, foreign law and the applicable provisions of the Code,

4.15.14 all contributions and other Taxes due from the Company or any of its Subsidiaries pursuant to any unemployment insurance or workers compensation laws and all sales or use Taxes which are due or payable by the Company or any of its Subsidiaries prior to the date hereof have been paid in full and will be so paid through the Closing Date,

4.15.15 no consent to the application of Section 341(f) of the Code has been made by or on behalf of the Company or any of its Subsidiaries with regard to any assets or property held, acquired or to be acquired by the Company or any of its Subsidiaries,

4.15.16 the Company and each of its Subsidiaries has disclosed on its Tax Returns all positions taken that could give rise to a substantial understatement of federal income tax within meaning of Code Section 6662 and any similar foreign, state and local provision,

4.15.17 prior to December 16, 1999, the Company had been a validly electing S corporation within the meaning of Code Section 1361 and 1362 (or any similar provision of state and local law) at all times since inception, and

4.15.18 none of the Company or its Subsidiaries have agreed to any extension of time with respect to a tax assessment or deficiency.

Notwithstanding anything to the contrary in this Section 4.15, the Investors agree that the Company will have no liability with respect of any breach of representation or warranty contained in this Section 4.15 to the extent that the Company is obligated to make and has made a Cash Payment (as defined in Section 6.6) or is obligated to issue and has issued any shares of its Class A Common pursuant to the terms of Section 2.4.1 of the Class B Common Stock and Warrant Purchase Agreement by and among the Company, Parthenon, PCIP, JMH Partners Corp., Shad Run Investments, L.P., TSG Co-Investors, LLC, The Shattan Group, LLC, Thomas S. Shattan, Gregory E. Mendel and Kevin Fechtmeyer, as amended by Amendment No. 1 dated as of the date hereof, or pursuant to the terms of Section 6.6 hereof, each as a result of the existence of a Tax Liability that has given rise to such breach.

4.16. No Illegal Payments, etc. No Existing Stockholder nor the Company, nor any of their respective officers, employees or agents, has (a) directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, in either case (i) which would subject the Company or the Investors to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) the non-continuation of which has had or will have in the aggregate a Material Adverse Effect, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.17. Employee Benefit Plans.

4.17.1 Disclosure. Schedule 4.17 sets forth an accurate, current and complete list of all Employee Plans. With respect to each Employee Plan, the Company has provided to the Investors accurate, current and complete copies of each of the following: (i) where the plan has been reduced to writing, the plan document together with all amendments; (ii) where the plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications; (v) in the case of any plan, if any, that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and a copy of any request for such a determination; (vi) in the case of any funding arrangement, if any, intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; and (vii) in the case of any plan, if any, for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached. No provision of any Employee Plan would result in any limitation on the ability of the Company to terminate the plan.

4.17.2 No Defined Benefit Pension Plans. None of the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA.

4.17.3 Plan Qualification; Plan Administration; Certain Taxes and Penalties. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified. Each Employee Plan, including any associated trust or fund, has been administered in accordance with its terms and with all applicable Legal Requirements, and nothing has occurred with respect to any Employee Plan that has subjected or could subject the Company to a liability under Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D or section 6652 of the Code. Each participant directed Pension Plan is an “ERISA Section 404(c) Plan” within the meaning of Department of Labor Regulation Section 1.404(c)-1.

4.17.4 All Contributions and Claims and Premiums Paid. Except as set forth on Schedule 4.17.4, all required contributions, assessments and premium payments on account of each Employee Plan have been made. There are no existing (or, to the Knowledge of the Company, threatened) lawsuits, claims or other controversies relating to an Employee Plan, other than routine claims for information or benefits in the normal course. No Employee Plan is the subject of examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

4.17.5 Retiree Benefits; Certain Welfare Plans. Except as set forth on Schedule 4.17.5, other than as required under Section 601 et seq. of ERISA, no Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with an Employee Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt.

4.18. Environmental Matters. There is no Action pending or, to the Knowledge of the Company, threatened, against the Company in respect of (a) noncompliance by the Company with any Environmental Law or (b) release into the environment of any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas, (each a “Hazardous Substance”) on, at or from any property presently occupied or operated by the Company. Except as set forth on Schedule 4.18, there has been no release or threatened release of Hazardous Substances on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, other than such releases or threatened releases that in the aggregate have not had and will not have a Material Adverse Effect. Except as set forth on Schedule 4.18, to the Knowledge of the Company, there have been no Hazardous Substances generated by the Company. Except as set forth on Schedule 4.18, to the Knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned by the Company.

4.19. Labor Relations. None of the employees of the Company is represented by a labor union, and no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. To the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company, and no demand for recognition of any employees of the Company has been made by or on behalf of any labor organization. Except as set forth on Schedule 4.19, to the Knowledge of the Company, there is no pending or threatened employee strike, work stoppage or labor dispute with respect to any employees of the Company. Except as set forth on Schedule 4.19, there are no controversies or disputes pending between the Company on the one hand and any of its employees on the other hand before any court, commission, board, agency, arbitrator, grievance procedure or any other forum.

4.20. Government Contracts and Subcontracts. Except as set forth on Schedule 4.20, the Company has received no written claims, penalties, or causes or action against the Company the basis of which is an actual or alleged violation of, or noncompliance with, any applicable law, regulation or order (a) related to a Contractual Obligation between the Company and the United States federal government or any other state, local or foreign government or any division or agency of any of the foregoing (a “Government Contract”), which contract relates or related to the Business or (b) related to a Contractual Obligation between the Company and any other party, which Contractual Obligation relates or related to the Business and renders or rendered the Company a subcontractor at any tier to a prime Contractual Obligation with the United States federal government or any other state, local or foreign government or any division or agency of any of the foregoing (a “Government Subcontract”). Except as set forth on Schedule 4.20, to the Company’s Knowledge, there is no reasonable basis for any claim, penalty or cause of action against the Company alleging a violation of, or noncompliance with, any applicable law, regulation or order related to any Government Contract or Government Subcontract to which the Company is a party and that relates or related to the Business, except for such claims, penalties or causes of action as do not, in the aggregate, have a Material Adverse Effect. For purposes of this Section 4.20, claims, penalties and causes of action alleging a violation of, or noncompliance with, any applicable law, regulation or order include, but are not limited to, those purporting to be based on failure to comply with cost accounting standards, allowable costs, allocation of costs, omissions or errors in disclosure statements, or defective pricing.

4.21. Officers, Directors and Employees. Schedule 4.21(a) sets forth: (a) the name, title and total Compensation of each officer and director of the Company; (b) the name, title and total compensation of each other employee, consultant, agent or other representative of the Company whose current or committed annual rate of Compensation (including bonuses and commissions) exceeds $150,000. Except as set forth on Schedule 4.21(b), none of such persons has stated orally or in writing that he or she will cancel or otherwise terminate such person’s relationship with the Company.

4.22. Customers and Suppliers. Except as set forth on Schedule 4.22, since the Balance Sheet Date, (a) no significant customer (or group of customers which in the aggregate is significant) of the Business has given the Company notice or, to the Knowledge of the Company, has taken any other action which has given the Company any reason to believe that such customer (or group of customers) will cease to purchase services or reduce materially the amount of services purchased from the Company and (b) no significant vendor (or group of vendors which in the aggregate is material) of the Business has given the Company oral or written notice or, to the Knowledge of the Company, has taken any other action which has given the Company any reason to believe that such vendor (or group of vendors) will cease to supply or adversely change its price or terms to the Company of any products or services.

4.23. Customer Warranty Coverage. Schedule 4.23 contains a complete list and description of all express warranty coverages (including terms of such coverages, expiration dates, and estimated amounts of liability) extended by Company for repair or replacement of defective products or service related to the Business, as of the date indicated thereon, other than those contained in Contractual Obligations listed on Schedule 4.10.1. The Company has not received written notice of any outstanding, pending or threatened claims based on such warranty coverage, except as set forth on Schedule 4.23.

4.24. Key-Man Life Insurance. The Company has in place a “key-man” life insurance policy, in the amount of ten million ($10,000,000), on Nooruddin S. Karsan, such policy being payable to the Company.

4.25. Financial Advisory, Finder’s or Broker’s Fees. Except as set forth on Schedule 4.25, no financial advisor, finder agent or similar intermediary (a “Financial Advisor”) has acted on behalf of the Existing Stockholders or the Company in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, and, except for the aggregate fee of four percent (4%) of the purchase price paid in cash for all Series A Preferred Stock and Class C Common sold by the Company owing to the Shattan Group LLC and Robert W. Baird & Co., there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Existing Stockholders or the Company or on any action taken by the Existing Stockholders or the Company.

4.26. No Governmental Consent or Approval Required. Except as disclosed on Schedule 4.26 and except for federal or state securities law filings which have been made or which will be made in a timely manner, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority or any other Person is required for or in connection with the valid and lawful (i) authorization, execution and delivery of any of the Transaction Documents by the Company or (ii) the authorization, issuance, sale and delivery of the Purchased Securities by the Company.

4.27. Disclosure. Neither this Agreement (including, without limitation, the Schedules hereto), nor any of the other Transaction Documents, nor the Financial Statements, nor any certificate furnished or to be furnished by or on behalf of the Company or the Existing Stockholders, contains or will contain any untrue statement of a material fact. This Agreement (including, without limitation, the Schedules hereto), the other Transaction Documents and the Financial Statements do not, considered as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

In order to induce the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Investor, with respect to itself, represents and warrants to the Company as follows:

5.1. Corporate Matters. The Investor is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and the Investor has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

5.2. Authorization and Enforceability. Each of this Agreement, the Amended Registration Rights Agreement and the Amended Stockholders Agreement has been duly authorized, executed and delivered by the Investor, and is Enforceable against the Investor.

5.3. Non-Contravention, etc. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any Contractual Obligation of or the agreement of limited partnership of such Investor or any Legal Requirement applicable to the Investor. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including, without limitation, any party to any Contractual Obligation of the Investor, is required to be obtained or made by or on behalf of the Investor in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Investor, except for (a) filings required by the HSR Act, if any, and (b) items which shall have been obtained or made and shall be in full force and effect as of the Closing Date.

5.4. Investment Intent. The Investor is acquiring the Purchased Securities for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Parthenon is a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933, and can bear the risk of loss of the entire value of its investment in the Company. PCIP is an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, and can bear the risk of loss of the entire value of its investment in the Company. The Investor acknowledges that the Purchased Securities have not been registered or qualified under any federal or state securities laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under the Securities Act of 1933 and any applicable “Blue Sky” laws of any state or an exemption from such registration is available and that the Company, in issuing the stock and securities hereunder is relying upon, among other things, the representations and warranties of the Investor contained in this Section 5. The Investor has been provided access to such information and documents regarding the Company as the Investor has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and the Purchased Securities.

5.5. Finder’s or Broker’s Fees. The Investor represents and warrants to the Company that no Financial Advisor has acted on behalf of the Investor in connection with this Agreement or the transactions contemplated hereby and that there are no brokerage commissions, finders’ fees, or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Investor or on any action taken by such Investor.

6.	CERTAIN AGREEMENTS OF THE PARTIES.

6.1. Expenses of Transaction. All costs and expenses (including legal fees and expenses) incurred by the Investor and the Company in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the Company in cash in immediately available funds on the Closing Date

6.2. Public Announcement. No public announcement shall be made by any party with respect to the consummation of the transactions contemplated hereby or the terms thereof without the prior consent of the Investors and the Company; provided, however, that this Section 6.6 shall not prohibit (a) any disclosure by the Investors in the ordinary course to any of its investors or the publication of such transactions in the Investors’ promotional materials (b) any disclosure required by law, or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

6.3. Confidentiality Covenants of the Company. The Company will not, and will cause its Affiliates not to, at any time after the Closing Date, directly or indirectly, without the prior written consent of the Investors, disclose or use, in any way harmful to the Investors, or otherwise contrary to the interests of the Investors, any confidential or proprietary information involving or relating to the Investors; provided, however, that the information subject to the foregoing provisions of this sentence shall be deemed not to include any information known generally in the industry (other than as a result of disclosure in violation hereof by either the Company or any such Affiliate thereof); and provided, further, that the provisions of this Section 6.7 shall not prohibit any retention of records or disclosure required by law or made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

6.4. No Additional Issuances of Series A Preferred. The Company will not, without the prior written consent of each of the Investors, issue after the Closing Date any shares of Series A Preferred or shares of Class C Common unless and until the Investors have sold to a third party a minimum of an aggregate of 5,852.55 shares of their Series A Preferred plus the corresponding 273,119 shares of Class C Common at a purchase price of at least $5,855,281.29. In addition, The Company will not, without the prior written consent of the holders of a majority of the then outstanding shares of Series A Preferred, issue any additional shares of Series A Preferred (including the already authorized but unissued shares of Series A Preferred as of the Closing Date) on or after 90 days after the Closing Date.

6.5. Additional Issuances of Class C Common.

6.5.1 If as of March 31, 2001 Net Working Capital is less than $6,391,000, if as of June 30, 2001 Net Working Capital is less than $4,033,000, or if as of September 30, 2001 Net Working Capital is less than $4,153,000, then the Company will issue to each Investor 10 shares of Class C Common for each share of Series A Preferred held by such Investor as of the relevant measurement date ((i.e. March 31, 2001, June 30, 2001 or September 30, 2001); provided, however, that no more than an aggregate of 10 shares of Class C Common will be issued with respect to each outstanding share of Series A Preferred under the terms of this Section 6.5.1; and further provided, however, that this Section 6.5.1 shall have no force or effect if the Company raises $30,000,000 in the aggregate from the sale and issuance of all of the authorized shares of Series A Preferred and Class C Common within 90 days of the date of this Agreement. For purposes of this Section 6.5.1, “Net Working Capital” shall mean the Company’s cash plus accounts receivables less accounts payable less lines of credit less accrued expenses, all as determined in accordance with the Company’s financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied through the periods specified therein and consistent with past practice.

6.5.2 The Company will issue 193,189 shares of Class C Common to Parthenon and 6,811 shares of Class C Common to PCIP for no additional consideration on June 16, 2001, if on or before that date, the Investors individually or jointly have not received a bona fide offer from a third party to purchase an aggregate of 5,852.55 shares of the Investors’ Series A Preferred plus the corresponding 273,119 shares of Class C Common for an amount equal to at least an aggregate purchase price of five million eight hundred fifty-five thousand two hundred eighty-one dollars and twenty-nine cents ($5,855,281.29).

6.6. Additional Issuance of Class A Common. In the event that the Company recognizes a Tax Liability at any time after the Closing, the Company shall: (a) pay to the Investors cash equal to a percentage (the “Tax Liability Share”) of the total Tax Liability. The Tax Liability Share shall initially be equal to 6.97% (the “Cash Payment”), which percentage may be adjusted based on negotiations in good faith between the Company and the Investors at the time of equity issuances by the Company after the date hereof; or (b) distribute additional shares of Class A Common equal to the amount of the Cash Payment divided by the Market Value of the Class A

Common. The Company shall make the foregoing share issuance in accordance with clause (b) above if and only if the Board of Directors (including at least one Parthenon Director (as defined in the Amended and Restated Stockholders Agreement)) determines that paying the Cash Payment pursuant to clause (a) above would (i) constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any agreement to which the Company is, from time to time, a party or (ii) leave the Company with less cash than is necessary to operate the business of the Company and its Subsidiaries in the Ordinary Course of Business. If the Investors dispute the Market Value determination for purposes of this Section 6.6, the Investors shall provide written notice to the Company that it is disputing such Market Value determination and will provide the Company with a list of three (3) arbitrators from nationally recognized accounting firms within 5 days of such notice. The Company shall, within 5 days of receiving such list from the Investor, choose one arbitrator to determine the Market Value of the Class A Common stock for purposes of this Section 6.6, in accordance with the definition of “Market Value”. The costs of the arbitrator shall be borne equally between the Investors and the Company.

7.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE INVESTORS.

The obligations of the Investors to consummate the transactions contemplated by this Agreement and to complete the Closing are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by the Investor in its sole discretion:

7.1. Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing (except that representations and warranties made as of a specific date shall continue to be true and correct as at such date). The Company shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied prior to the Closing Date. The Company shall have furnished to the Investor an unqualified certificate, dated the Closing Date, to the effect that the conditions specified in this Section 7.1 have been satisfied.

7.2. No Material Adverse Change. Without limiting the generality of Section 7.1, since the Balance Sheet Date, no Material Adverse Effect shall have occurred, nor shall any event or events have occurred which could reasonably be expected in the aggregate to have a Material Adverse Effect.

7.3. Consents, Approvals, etc. To the extent required thereunder, the Company shall have secured written consents or waivers under all Contractual Obligations in a manner reasonably satisfactory in form and substance to the Investors, necessary to permit the consummation of the transactions contemplated hereby or by the other Transaction Documents or otherwise reasonably requested by the Investors. The Company shall have caused to have been obtained or made and be in full force and effect all approvals, consents, waivers, authorizations and other orders of, and declarations, filings, registrations, qualifications and recordings with, any Governmental Authority (the “Government Approvals”) necessary to be obtained or made by the Company, in order to permit the consummation of the transactions contemplated hereby or by the other Transaction Documents or otherwise reasonably requested by the Investors.

7.4. Transaction Agreements. The Transaction Documents shall have been executed and delivered by such of the parties thereto as shall be necessary in order for the Transaction Documents to become binding and effective, and all closing conditions thereunder shall have been satisfied or waived. The Company shall have duly filed with the Secretary of the Commonwealth of Pennsylvania the Second Amended and Restated Articles of Incorporation.

7.5. Litigation. No action or proceeding shall have been instituted at or prior to the Closing Date before any Governmental Authority by any Person or instituted or threatened by any Governmental Authority, relating to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby or against the Company, any Existing Stockholder or the Investors, the result of which could prevent or make illegal the consummation of any such transaction or could otherwise have a material adverse effect on the Investors or have a Material Adverse Effect.

7.6. Corporate Proceedings. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Investors. The Investors shall have received copies of officers’ certificates, secretary’s certificates, good standing certificates, incumbency certificates and other customary closing documents as the Investors may reasonably request in connection with the transactions contemplated hereby.

7.7. Opinion of Counsel. The Company shall have furnished the Investors with a favorable opinion of Pepper Hamilton, LLP in the form attached hereto as Exhibit D.

8.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY.

The obligation of the Company to consummate the transactions contemplated by this Agreement and to complete the Closing are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by the Company in its sole discretion:

8.1. Representations, Warranties and Covenants. All representations and warranties of the Investors contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except that representations and warranties made as of a specific date shall continue to be true and correct as at such date). The Investors shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by the Investors at or prior to the Closing Date. The Investors shall have furnished to the Company an unqualified certificate, dated the Closing Date, to the effect that the conditions specified in this Section 8.1 have been satisfied.

8.2. Consents, Approvals, etc. The Investors shall have secured written consents or waivers under all Contractual Obligations of the Investors, in a manner reasonably satisfactory in form and substance to the Company, necessary to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Company. The Investors shall have caused to have been obtained or made and be in full force and effect all Government Approvals necessary to be obtained or made by the Investors, in order to permit the consummation of the transactions contemplated hereby or otherwise reasonably requested by the Company.

8.3. Transaction Agreements. The Investors shall have executed and delivered the Amended Registration Rights Agreement and the Amended Stockholders Agreement. The Company shall have filed the Second Amended and Restated Articles of Incorporation with the Secretary of the Commonwealth of Pennsylvania.

8.4. Corporate Proceedings. All partnership or limited liability company proceedings required to be taken on the part of the Investors in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Company. The Company shall have received copies of officers’ certificates, secretary’s certificates, good standing certificates, incumbency certificates and other customary closing documents as the Company may reasonably request in connection with the transactions contemplated hereby.

8.5. Opinion of Counsel. The Investors shall have furnished the Company with a favorable opinion of Ropes & Gray in the form attached hereto as Exhibit E.

8.6. Delivery of the Note. Each Investor shall have stamped its respective Note “cancelled” and returned it to the Company.

9.	INDEMNIFICATION.

9.1. Indemnification. Subject to the limitations set forth in this Section 9, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Investors, their officers, directors, employees, agents and Affiliates (collectively, the “Investor Indemnitees”), from, against and in respect of any Losses arising from or related to any of the following:

9.1.1 any breach or default in performance by the Company of any covenant or agreement contained in this Agreement or any Transaction Agreement; and

9.1.2 any breach of any representation or warranty made by the Company in this Agreement, any Transaction Agreement or in any certificate, instrument or other document delivered by or on behalf of the Company pursuant hereto or thereto (as each such representation or warranty would read if all qualifications as to materiality (including without limitation in the definition of Material Adverse Effect) were deleted therefrom).

9.2. Limitations. The Company shall not have any obligation to indemnify any Investor Indemnitee pursuant to Section 9.1 unless and until the aggregate of all such individual Losses incurred or sustained by all Investor Indemnitees in respect of Section 9.1 exceeds $150,000, whereupon the Company shall be obligated in respect of all such Losses; provided, however, that the foregoing limitation shall not apply to Losses arising from (a) any claim with respect to the representations and warranties contained in Sections 4.1 and 4.2 or (b) any claim based upon fraud or intentional misrepresentation. Any amounts the Company is obligated to pay any Investor Indemnitee under this Section 9 shall be paid in cash.

9.3. Nature and Survival of Claims; Time Limits. All representations and warranties made herein or in any Transaction Agreement or pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby shall, regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, survive the Closing Date and continue in effect until the thirty-sixth (36th) month anniversary of the Closing Date except for representations and warranties contained in Sections 4.2 and 5.3, which will continue in full force and effect indefinitely, and except for the representations and warranties contained in Section 4.5, 4.15, 4.16 and 4.17.3 which shall survive until sixty (60) days following the expiration of the applicable statute of limitations. Any claim for indemnification pursuant to this Section 9 as a result of any breach of representation or warranty must be made within the period of time during which such representation or warranty survives the Closing Date. Any claim described in the preceding sentence made within the applicable time period (and, to the extent of such claim, any representation or warranty upon which such claim is based) shall survive thereafter until such claim is finally resolved. For purposes of this Section 9, any claim for indemnification shall be duly made by giving written notice of such claim to the Company. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

10.	DEFINITIONS.

10.1. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
“Affiliate Relationships”	Section 4.14
“Agreement”	Preamble
“Amended Registration Rights Agreement”	Recitals
“Amended Stockholders Agreement”	Recitals
“Assets”	Section 4.4
“Cash Payment”	Section 6.6
“Class A Common”	Section 4.2.1
“Class C Common”	Recitals
“Closing”	Section 3.1
“Closing Date”	Section 3.1
“Company”	Preamble
“Financial Advisor”	Section 4.25
“Financial Statements”	Section 4.3.1(b)
“Government Approvals”	Section 7.3
“Government Contract”	Section 4.20
“Government Subcontract”	Section 4.20
“Hazardous Substance”	Section 4.18
“Insurance Policies”	Section 4.13
“Intangibles”	Section 4.9

Term	Definition
“Interim Financials”	Section 4.3.1(b)
“Investor” and “Investors”	Preamble
“Investor Indemnitees”	Section 9.1
“IRS”	Section 4.15.4
“Kenexa”	Preamble
“Leases”	Section 4.7.2
“Net Working Capital”	Section 6.5.1
“Note” and “Notes”	Recitals
“Parthenon”	Preamble
“Parthenon Note”	Recitals
“PBCs”	Section 4.18
“PCIP”	Preamble
“PCIP Note”	Recitals
“Purchase Price”	Section 2.1
“Purchased Securities”	Recitals
“Securities Act”	Recitals
“Series A Preferred”	Recitals
“Year End Financials”	Section 4.3.1(a)

10.2. Certain Definitions. The following terms shall have the following meanings:

“Action” shall mean any action, cause of action or suit (in contract or tort or otherwise), arbitration or other proceeding by or before any Governmental Authority.

“Affiliate” shall mean, as to any specified Person at any time, (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person at such time, (ii) each Person who is or has been within two years prior to the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the outstanding capital stock or other equity interests of such specified Person and the Members of the Immediate Family of each such officer, director or holder, and (iii) each Person of which such specified Person or an Affiliate (as defined in clauses (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest at such time; provided, however, that from and after the Closing, the Company, the Existing Stockholders and each of their Affiliates shall be deemed not to be Affiliates of the Investor, and the Investor shall be deemed not to be an Affiliate of the Company or the Existing Stockholders and such Persons, for any purposes of this Agreement. With respect to any natural Person, “Affiliate” shall also include without limitation Members of the Immediate Family of such natural Person.

“Assets” shall mean, with respect to any Person, all of such Person’s properties, rights and assets, whether real or personal and whether tangible or intangible.

“Balance Sheet Date” shall mean December 31, 1999.

“Business” shall mean the business of recruitment, recruitment software development, sales force, management and customer service training, employee survey, pre-employment testing and assessment or Oracle technology consulting, or any other business of the Company.

“By-laws” shall mean by-laws and other similar provisions (other than the Charter) relating to the management, governance or internal regulation of a Person (other than an individual) or interpretative of the Charter of such Person, each as from time to time in effect.

“Charter” shall mean the certificate or articles of incorporation or organization, operating agreement, statute, constitution, joint venture or partnership agreement or articles or other charter or governing documents of any Person (other than an individual), each as from time to time in effect.

“Code” shall mean the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Compensation,” as applied to any Person, shall mean all salaries, compensation, remuneration or bonuses, and all retirement, vacation, insurance or other fringe benefits paid or provided, directly or indirectly, by the Company to such Person or Members of the Immediate Family of such Person.

“Contractual Obligation” shall mean, with respect to any Person, any contract, agreement, understanding, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

“Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases and (v) in the nature of Guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Distribution” shall mean, with respect to the capital stock of or other evidence of beneficial interest in any Person, (i) the declaration or payment of any dividend on or in respect of any shares of any class of such capital stock or beneficial interest; (ii) the purchase, redemption or other retirement of any shares of any class of such capital stock or beneficial interest, directly, or indirectly through a Subsidiary or otherwise; (iii) any other distribution on or in respect of any shares of any class of such capital stock or beneficial interest, or on or in respect of any stock appreciation or similar right, and (iv) any payment or other transfer of all or any part of any interest in any asset to any Affiliate, other than the Company.

“Employee Plan” shall mean any plan, program, agreement, policy or arrangement (a “plan”), whether or not reduced to writing, to which the Company contributes or is obligated to contribute, or under which the Company has or may have liability for contributions, premiums or benefits, or which benefits any current or former employee, director or independent contractor or the beneficiaries of such person, that is (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”); (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; (iv) an employment agreement, severance agreement, plan or program, bonus agreement, plan or program or any similar compensation agreement, plan or program; or (v) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan.

“Enforceable” shall mean, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” shall mean any statute, ordinance, regulation, order, and requirement of law that requires compliance or involves or relates to the environment or to the release of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, sewers or land, or within any building.

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Existing Stockholders” shall mean all stockholders and optionholders and warrantholders of the Company (other than the Investor) at the time of the Closing.

“GAAP” shall mean United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other such statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect for the relevant time period.

“Governmental Authority” shall mean any U.S. Federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, board, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

“Government Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantee” shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hazardous Substances” shall mean (A) hazardous wastes, hazardous substances, hazardous materials, hazardous contents, toxic substances or related substances, whether solids, liquids or gases, defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants” or other similar designations in, or otherwise subject to, regulations under any Environmental Laws; (B) petroleum, refined petroleum products and any such substances in their virgin, used or waste state; and (C) any substance in Subpart Z of the regulations promulgated under the Occupational Safety and Health Act, as amended.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Based Taxes” shall mean foreign, federal, state or local income, gross receipts, franchise, windfall profits, profits, environmental (including taxes under Code section 59A) alternative or add-on minimum, or estimated tax, and any other tax based on income, including any interest, penalty, or addition thereto, whether disputed or not.

“Investment” shall mean (i) any share of capital stock, partnership or other equity interest, evidence of indebtedness or other security issued by any other Person, (ii) any loan, advance, prepayment or extension of credit to, or contribution to the capital of, any other Person (other than the creation of receivables in the Ordinary Course of Business), (iii) any acquisition of a business of any other entity or (iv) any commitment or option to make any Investment.

“Knowledge” shall mean, with respect to a Person, the knowledge after reasonable inquiry of the specified Person. In the case of the knowledge of the Company, knowledge shall include the knowledge after reasonable investigation of Rudy Karsan, Bill Erickson, Don Volk, Elliot Clark, Tom Connolly, Kevin Hudson, Troy Kanter, Grant Parker, and Anita Sakuru.

“Legal Requirement” shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of such property or impair its use in the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due and (vi) restrictions on transfers of securities imposed by applicable state and federal securities laws.

“Losses” shall mean any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, fines, costs and expenses, including, without limitation, any diminution in value of any real or personal property (including, without limitation, the Purchased Securities) and reasonable attorneys’ fees.

“Market Value” shall mean the highest price that would be paid for each share of the outstanding Class A Common on a going-concern basis in an arm’s-length transaction between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry (but without giving effect to any discount in respect of a minority interest or lack of liquidity and assuming full disclosure and understanding of all relevant information and a reasonable period of time for effectuating such sale.

“Material Adverse Effect” shall mean a material adverse effect, individually or in the aggregate, on the business, operations, assets, prospects, or condition, financial or otherwise, of the Company.

“Members of the Immediate Family,” with respect to any individual, shall mean each spouse, parent, aunt, uncle, brother, sister or child of such individual, each spouse of any such Person, each child of any of the aforementioned Persons, each trust created in whole or in part for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity, timing and frequency).

“Other Taxes” shall mean license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, withholding, social security (or taxes similar to social security taxes), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, or any other non-Income Based Taxes, including any interest, penalty, or addition thereto, whether disputed or not.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity, and any government, governmental department or agency or political subdivision thereof.

“Subsidiary” shall mean any Person of which any other specified Person shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which any other specified Person is a general partner or joint venturer without limited liability.

“Tax or Taxes” shall mean all Income Based Taxes and Other Taxes.

“Tax Liability” shall mean (1) any Income Based Taxes owed as of the date hereof by the Company or by any company acquired by the Company through merger, stock purchase or otherwise prior to the date hereof (the “Acquired Companies”), (2) any Income Based Taxes or Other Taxes owed as a result of the Company’s acquisition of the Acquired Companies, and (3) any liability for sales and use taxes, or for failure to file Tax Returns with respect to such sales and use taxes, that is attributable to the time period prior to the date hereof.

“Tax Return” shall mean all federal, state, local and foreign Tax returns, Tax reports, claims for refund of Tax and declarations of estimated Tax, information returns or other statement relating to Taxes and any schedule or attachments to any of the foregoing, including any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Amended Stockholders Agreement, the Amended Registration Rights Agreement, the Company’s Second Amended and Restated Articles of Incorporation, the Series A Redeemable Participating Preferred Stock and Class C Common Stock Purchase Agreement between the Company and Wafra Acquisition Fund 14, L.P. dated as of the date hereof, the Exchange Agreement by and among the Company, Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P and TSG Co-Investors, LLC dated as of the date hereof, the Put Termination Agreement between the Company and Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P and TSG Co-Investors, LLC, the Call Termination Agreement between the Company and JMH Partners Corp. dated as of the date hereof, the Class B Common Stock and Warrant Purchase Agreement by and among the Company, Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., Shad Run Investments, L.P and TSG Co-Investors, LLC dated December 16, 1999, as amended by Amendment No. 1 dated as of the date hereto, Amendment to Class A-1 and Class A-2 Common Stock Purchase Warrants, Amendment to Class B Common Stock Purchase Warrants, Amendment to Class C-1 and Class C-2 Common Stock Purchase Warrants, Amendment to Class D Common Stock Purchase Warrants and Amendment to Class E Common Stock Purchase Warrants.

11.	[RESERVED]

12.	MISCELLANEOUS.

12.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.2. Entire Agreement. This Agreement and the other Transaction Documents to which the Company and the Investors are parties constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

12.3. Amendment or Waiver. The parties hereto may not amend, modify or waive any provision of this Agreement except by a written instrument executed by the Investors and the Company. No waiver of any provision of this Agreement (a) shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), (b) shall constitute a continuing waiver unless otherwise expressly provided therein or (c) shall be effective unless in writing.

12.4. Notices. Any notices or other communications required or permitted hereunder shall be effective if in writing and delivered personally or sent by overnight courier addressed as follows:

If to the Company to:	Kenexa Corp. 170 South Warner Road Wayne, PA 19087 Attention: Elliot Clark, Chief Operating Officer

With a copy to:	Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, PA 19103-2799 Attention: Barry Abelson

If to the Investors to:	Parthenon Investors, L.P. 200 State Street Boston, MA 02109 Attention:

With a copy to:	Ropes & Gray One International Plaza Boston, MA 02110 Attention: Daniel S. Evans

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally or (b) one business day after being sent by overnight courier, if sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12.5. Survival, etc. All representations, warranties, covenants and agreements made by or on behalf of any party hereto in this Agreement (including, without limitation, the Schedules hereto), or pursuant to any document, certificate, financial statement or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material, of independent significance and relied upon by the parties hereto, notwithstanding any investigation made by or on behalf of any of the parties hereto or any opportunity therefor or any actual or constructive knowledge thereby obtained, and shall survive the execution and delivery of this Agreement and the Closing Date as provided herein (subject to Section 9.3 hereof).

12.6. Headings, etc. Section and subsection headings are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. This Agreement shall be deemed to express the mutual intent of the parties, and no rule of strict construction shall be applied against any party.

12.7. Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document shall be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule. The parties hereto intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

12.8. Transfer Taxes. The Company shall pay any stock transfer Taxes, real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes arising under any Legal Requirement in connection with the transactions contemplated hereby on the Closing Date.

12.9. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted by applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

12.11. Certain Costs and Expenses. In the event that the transactions contemplated by this Agreement and the other Transaction Agreements shall be consummated, the Company agrees to pay, on demand, all future reasonable out-of-pocket expenses and costs of the Investors (including reasonable attorney and other professional fees and expenses) incurred in connection with its investment in the Purchased Securities, including without limitation in connection with (a) any amendment or waiver of, or consent under, this Agreement or any other Transaction Agreement (whether or not the same becomes effective), or the Investors’ consideration of the same, (b) the service by employees of the Investors on the Board of Directors of the Company or the provision of any consulting, advisory or other services to the Company and (c) the exercise or performance, or the preservation or enforcement, of its rights under this Agreement or any other Transaction Agreement.

12.12. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no party may transfer or assign any of its rights or obligations hereunder without the consent of the other party, and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder, provided, further however, that each Investor may assign all or part of its rights hereunder to any co-investment fund or Affiliate, and provided, further however, that effective upon or after the Closing Date, the Company may transfer or assign its rights or obligations hereunder to the lender or lenders who provide financing in connection with the transactions contemplated hereby. Except as expressly provided herein, this Agreement shall not confer any right or remedy upon any Person other than the parties and their respective transferees, successors and assigns.

12.13. Set-Off. Amounts owing by one party hereto to another party hereto under any provision of this Agreement (including without limitation Section 9) or any other Transaction Agreement may be set-off against any amounts owing by one party to the other party under any provision of this Agreement (including without limitation Section 9) or any other Transaction Agreement.

12.14. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the non-exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania or the United States District Court located in the District of Pennsylvania for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Pennsylvania law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.4 hereof is reasonably calculated to give actual notice.

12.15. Waiver Of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OF ANY TRANSACTION AGREEMENT OR THE SUBJECT MATTER HEREOF OF THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE COMPANY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE INVESTOR THAT THIS SECTION 12.15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE INVESTORS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, THE TRANSACTION AGREEMENTS AND ANY OTHER AGREEMENTS RELATING HERETO OR THERETO OR CONTEMPLATED HEREBY OR THEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.

THE COMPANY:	KENEXA CORP.

	By:	/S/ ELLIOT H. CLARK
		Name: Title:	Elliot H. Clark COO

PARTHENON:	PARTHENON INVESTORS, L.P.

	By:	/S/ JOHN RUTHERFORD
		Name: Title:	John Rutherford Managing Director

PCIP:	PCIP INVESTORS

	By:	/S/ JOHN RUTHERFORD
		Name: Title:	John Rutherford Managing Director